Exhibit 99.9

                      EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement) is entered into this first day of January, 1999 by and between UNITED SHIELDS
CORPORATION, a Colorado corporation (the "Company" or "Employer") and William A. Frey III, an individual residing at 3401 Edgewood
Circle, Cleveland, Tennessee 37312.

     WHEREAS, the Company is willing to employ the Employee and the Employee is willing to be employed by the Company on the terms, covenants and conditions set forth herein; and

     WHEREAS, the Company and the Employee desire to define in this Agreement, the rights, duties and obligations of the employment agreed to between the parties;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations contained in this Agreement and specifically in consideration of the employment of the Employee by the Company for the compensation and upon the terms set forth herein, the parties agree as follows:

     1. TERM. Subject to the provisions for termination as hereinafter provided, the Company hereby agrees to employ the Employee and the Employee agrees to be employed by the Company, for a term of five (5) years beginning on January 1, 1999.

     2.     DUTIES OF EMPLOYEE.

            A. The Employee agrees to perform the services provided herein to the best of his ability and to the satisfaction of the Board of Directors of the Company. The Employee shall devote his full time, attention, energies and best efforts to providing said services to the Company.

            B. The Company hereby employs and engages the Employee in the position of Chairman of the Board and Chief Executive Officer

     3.     COMPENSATION.

            A. (i) As compensation for the full and faithful performance of the services to be rendered by the Employee to the Company as set forth in Section 2 hereof, the Company shall pay the Employee a base salary of $150,000 per year and for each subsequent one-year period (subject to Sections 3
                (c) and 6) thereafter.

                (ii) As additional compensation and consideration for entering into this Agreement, the Employer shall (a) grant to Employee a non-qualified stock option award with immediate vesting pursuant to the United Shields Corporation 1998 Long-Term Incentive Plan ("1998 LTIP") to purchase 1,000,000 shares of common stock of Employer with an exercise price of $0.56 per share.

            B. Said salary shall be payable in twelve (12) equal monthly installments in accordance with the Company's normal payroll practices, and subject to withholding of taxes as required by law.

            C. Employee's base salary shall be reviewed at least annually, commencing with a review during the month of December, 1999 and may be adjusted from time to time in the sole discretion of the Board of Directors of the Company, but in no event will it be adjusted to an amount lower than $150,000 per year.

            D. Employee shall receive an annual cash bonus of 33% of base compensation based on the Employee's performance of the duties set forth in Section 2, which may be amended from time to time.

            E. Employee shall receive an additional performance bonus in cash, common stock of the Company, options to purchase common stock of the Company, or any combination of cash, common stock and options, with the method of payment to be at the discretion of the Board of Directors of the Company if the Company's performance goals, established from time to time by the Board, are met.

     4.     BENEFITS AND EXPENSES.  During the term of this
            Agreement, the Company shall provide to the Employee:

            A. Reimbursement of all ordinary and reasonable business-related expenses incurred during the performance of the services set forth in Section 2 hereof upon submission of receipts for the same. All such expenses are subject to the approval of the Company. Reimbursement for automobile mileage will be at the rate currently prescribed by the Internal Revenue Service.

            B. Twenty (20) days paid vacation per calendar year in accordance with the Company's vacation policy to be taken at such time or times and for such duration as Employee shall determine in accordance with the Company policy provided that such vacation shall not interfere with the material performance of the services set forth in Section
                2. Employee shall not be entitled to carry over any unused portion of vacation into a subsequent year.

            C. Hospitalization and major medical insurance, consistent with the Company's group policies, for Employee and his immediate family, upon such terms as are provided to employees of the Company generally, which may be modified by the Company from time to time.

            D. Life insurance on Employee's life with a death benefit equal to three (3) times Employee's base compensation.

            E. The Company agrees to provide to Employee the additional fringe benefits available to salaried employees of the Company generally, which may be modified by the Company from time to time.

     5. COVENANTS OF EMPLOYEE. The Employee agrees and acknowledges that certain of the Company's services are proprietary in nature and shall have been marketed through the use of customer lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Employee (hereinafter the "Trade Secrets or Confidential Information) which may not have been accessible to other persons in the trade. Trade Secrets and Confidential Information shall not include: (i) any information in the public domain,
            (ii) any information received unsolicited from a third party under no obligation of secrecy, or (iii) any information known by Employee prior to entering into this Agreement. The Employee also acknowledges that he will have substantial and ongoing contact with the Company's clients and will thereby gain knowledge of client's needs and preferences, sources of information and other valuable information necessary for the success of the Company's business. The Employee therefore covenants and agrees as follows:

            A. He will not at any time take any action or make any statement that could discredit the reputation of the Company or its services or products.

            B. During the term of this Agreement and for a period of one (1) year following termination of Employee's employment with the Company for any reason, the Employee shall not:

                (i)  Solicit or accept business directly or
                     indirectly from any client of the Company which does business within a five hundred
                     (500) mile radius of any facility owned or operated by the Company;

                (ii) Except as may be required by law, disclose,
                     divulge, discuss, copy or otherwise use or suffer to be used in any manner, in competition with, or contrary to the interests of the Company, the Trade Secrets or Confidential Information or any other confidential information of or pertaining to the Company or its services, disclosed to or obtained by the Employee during the term of this Agreement. The Employee further agrees that he shall not, either during the term of this Agreement or at any time subsequent thereto, use, disclose or otherwise reveal any of the Trade Secrets or Confidential Information to any person, either directly or indirectly, whether or not for compensation or remuneration, except as necessary while performing services on behalf of the Company;

               (iii) Own, manage, advise, counsel, assist or
                     engage in the ownership, management or
                     control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise, directly or indirectly, with any other corporation, partnership, proprietorship, or other business entity, or otherwise engage in any business which competes with or is similar in nature to a business in which the Company is engaged, and from which the Company derives more than 5% of its revenue, within a five hundred (500) mile radius of any facility owned or operated by the Company; and

                (iv) In conjunction with 5 (B) (iii), solicit,
                     induce, aid or suggest to any of the
                     employees, officers, agents, or consultants of the Company or other persons having a substantial contractual relationship with the Company, to leave such employ, cease any consulting relationship with the Company, or terminate such contractual relationship with the Company.

            C. Employee recognizes that the foregoing items are material to this Agreement and that the failure to abide by such terms shall constitute, sufficient Cause for Termination of Employment as provided in
                Section 6 hereof.
            D. Employee agrees and understands that the remedy at law for any breach of this Section 5 will be inadequate and that damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, in the event that the Company shall institute any action or proceeding to enforce the provisions of this Agreement, the Employee hereby waives the claim or defense therein that the Company has an adequate remedy at law. Nothing in this Section 5 shall be deemed to limit the Company's remedies at law or in equity for breach by the Employee of any of the provisions of this Section 5 which may be pursued by the Company.

            E. Employee shall not create or suffer to be created, without the express prior written consent of the Company, any mortgage, pledge, lien or encumbrance of any kind whatsoever against or upon any property of the Company, or make any contract or create any obligation, liability or debt of any kind, in the name of or binding upon the Company without its prior written consent other than in the ordinary course of business.

            F. Employee agrees that, upon termination or employment with the Company for any reason whatsoever, Employee will immediately return to Company all papers, books, price lists and price information, lists of sources of supply, customer lists, processes, inventions, mailing lists, employee lists and resumes, computer print-outs, manuals, sales literature, Employee's copies of customer invoices, quotations, purchase orders, any copies of the foregoing or any documents or notes containing excerpts from the foregoing and all other documents, data, equipment, and products belonging to or related to the business of the Company which may be in Employee's possession. If any such information has been electronically stored, Employee shall return all disks, or other storage media, containing such information and shall permanently delete such information from the computer hard drive, or other non removable storage device, or any computer owned or controlled by Employee after providing the Company a copy of the information.

            G. Employee agrees to assign and hereby assigns to Company all of Employee's right, title and interest, if any, in and to all inventions, improvements, patents, trademarks, copyrights, and trade names, which during the period of Employee's employment by Company,
                Employee has obtained, made or conceived or may hereafter make or conceive, either solely or jointly with others, in the course of such employment, within the scope of the Company's business, work or investigations, or with use of the Company's time, employees, material or facilities, or relating to or suggested by work or problems arising in Company's business of which Employee has been or may become aware by reason of Employee's employment. Employee agrees that Employee will execute, acknowledge and deliver all papers, documents, assignments and other information as may be required by Company to obtain any patents, trademarks, copyrights, trade names or other registrations or applications in the name of the Company.

            H. Employee agrees that the remedy at law for any breach by Employee of the covenants set forth in the foregoing sections 5A, B, C, D, E, F, or G is inadequate and the Company, in addition to having an action at law for damages, shall be entitled to injunctive relief to enforce these covenants.

     6.     TERMINATION.

            A. The Employee and the Company specifically agree that the employment of the Employee may terminate only upon the occurrence of any one or more of the following events:

                (i) The cessation of the business of the Company, either voluntary or involuntarily;

               (ii) The merger, consolidation, reorganization or dissolution of the Company;

               (iii) Death or permanent disability of the
                     Employee, including but not limited to a physical or mental disability which renders Employee incapable of effectively and efficiently performing his duties hereunder, for a consecutive period of sixty (60) days or for an aggregate of one hundred twenty
                     (120) days or more during any twelve month period;

                (iv) For "Cause," which means:

                     (a) an act or acts of dishonesty on the
                         Employee's part or conviction of any
                         felony, or any crime involving moral
                         turpitude or entering into a treatment
                         program in lieu of such conviction;
                     (b) any material violation by the Employee of
                         his responsibilities, duties or
                         obligations hereunder, or failure to
                         perform his duties as reasonably
                         instructed by the Board of Directors of
                         the Company. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision;

                     (c) engaging by Employee in conduct which is
                         demonstrably and materially injurious to the Company, monetarily or otherwise, including but not limited to, any material misrepresentation related to the performance of his duties;

                     (d) any material breach by Employee of this
                         Agreement. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision;

                     (e) material breach by Employee of any of his
                         obligations contained in the Company
                         handbook for Employees, or such other
                         document or collection of documents which set forth Company policy. Employee shall be notified in writing of any such alleged failure to perform and shall be given a reasonable time frame in which to remedy his failure before he is terminated for cause under this provision; and

                (v) By either party upon thirty (30) days written
                    notice.

            B. Company shall give Employee thirty (30) days prior written notice of termination of employment. Company shall have the option: (i) to retain the services of the Employee for said thirty (30) days, or (ii) compensate Employee for the number of days less than thirty (30) days he received notice at the then current salary rate for Employee.

            C. Except as provided in 6 (E), upon termination of the employment of Employee or any reason whatsoever whether or not the termination is determined to be for Cause and to protect Trade Secrets and Confidential Information, the Employee shall be entitled to no further salary or other compensation, and the Company shall have no further obligations under this Agreement, and except that portion of any unpaid salary accrued and earned by the Employee hereunder up to the date of termination.

            D. Upon termination of the employment of Employee for any reason whatsoever, whether or not the termination is determined to be for Cause under this Section, this Agreement shall continue in full force and effect with respect to Employee's covenants and agreements set forth in Section 5 above, including the obligations to refrain from competition with the Company, to refrain from soliciting agents of the Company, and to protect Trade Secrets and Confidential Information.

            E. Upon termination of Employee by the Employer without Cause, pursuant to Sections 6A(i), 6A(ii) or 6A(v), upon "Constructive Termination" of Employee through a material reduction in duties and responsibilities or by breach of this Agreement by Employer, Employer shall pay Employee severance pay equal to three (3) times the sum of
                1) his base salary in effect at the time of termination, and 2) the bonuses of Employee for the prior calendar year. Employee understands and agrees that payment pursuant to this Section 6E shall constitute liquidated damages and Employee shall have no right to any other compensation from Employer in connection with this Agreement. The compensation payable under this provision may be made in cash or in common stock of the Employer. The Employer shall have the discretion to choose cash or Employer common stock for 25% of the payment made under this Section 6E and the Employee shall have the discretion to be paid either in cash or Employer common stock for the remaining 75%. Employer common stock shall be valued at the date of payment annually to Employee. The compensation under this Section 6E shall be paid in equal annual installments payable once every twelve months beginning no later than three (3) months following the date of termination of Employee's employment. In addition, to the extent that Employee has been granted (i) stock options, stock appreciation rights or other equity instruments of Employer under the terms of a stock option, stock appreciation rights or other similar program as may be implemented by the Company, all such options, rights or equity instruments which have not vested shall become fully vested and exercisable by Employee without restrictions upon termination, and/or (ii) shares of restricted common stock, all such shares shall become unrestricted and free and clear of all liens or other encumbrances upon termination.

     7. NOTICES. All notices, demands and other communications given under this Agreement shall be in writing and shall be deemed effective with hand delivered or mailed by certified mail, return receipt requested, postage prepaid to the following addresses:

            If to Employee:
                           William A. Frey III
                           3401 Edgewood Circle
                           Cleveland, Tennessee 37312

            If to Company:
                           United Shields Corporation
                           655 Eden Park Drive
                           Suite 260
                           Cincinnati, Ohio 45202

            or at such other addresses as the parties may designate in writing.

     8. ENTIRE CONTRACT. This Agreement constitutes the entire understanding and agreement between the Company and the Employee with regard to all matters contained herein. This Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by all parties.

     9. ASSIGNMENT. This Agreement shall not be assignable by the Employee without the prior written consent of the Company. This Agreement shall, to the extent not limited hereby, inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, representatives, successors and assigns.

     10. WAIVER. Any consent by any party to, or waiver of a breach of any provision of this Agreement by the other, whether express or implied, shall not constitute a consent to, waiver of, or excuse for any breach of any other provision or subsequent breach of the same provision.

     11. LEGAL CONSTRUCTION. In case any one of more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, that invalidity, illegality or unenforceability shall not effect any other provision of this Agreement, and this Agreement shall be construed as of the invalid, illegal or unenforceable provision had never been contained in it.

     12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the state of Ohio.

            IN WITNESS WHEREOF, the parties have signed this Agreement on the date first above written.

                               EMPLOYEE:

                               /s/William A. Frey III
                                  William A. Frey III

                               UNITED SHIELDS CORPORATION

                               By: /s/T.J. Tully
                                      T.J. Tully
                                      Vice Chairman